As filed with the Securities and Exchange Commission on June 20, 2014

Registration No. 333-194982

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATERIALISE NV

(Exact name of Registrant as specified in its charter)

Kingdom of Belgium	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Technologielaan 15

3001 Leuven

Belgium

+32 (16) 39 66 11

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Materialise USA, LLC

44650 Helm Ct.

Plymouth, Michigan 48170

Attention: Chief Executive Officer

(734) 259-6445

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alejandro E. Camacho, Esq. Per B. Chilstrom, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000	William F. Schwitter, Esq. Paul Hastings LLP 75 East 55th Street New York, New York 10022 (212) 318-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 4 to Form F-1 is being filed solely for the purpose of filing Exhibits 1.1, 4.1, 4.2, 5.1, 8.1 and 8.2 to the Registration Statement on Form F-1. No change is being made to the prospectus constituting Part I of the Registration Statement and accordingly such prospectus has not been included herein.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 6.    Indemnification of Directors and Officers.

Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. Our directors may be liable to our company and to third parties for infringement of our articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable. We maintain liability insurance for the benefit of our directors and senior management.

In order to provide enhanced liability protection for its directors and to attract and retain highly qualified individuals to act as directors, in connection with this offering, our board of directors intends to approve the undertaking to indemnify each current and future member of the board of directors to the maximum extent permitted by law, except if the liability or expense is covered by insurance taken by our company or if the liability of a director would arise out of such director’s fraud or willful misconduct.

In the underwriting agreement, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify, under certain conditions, us, the members of our board of directors and persons who control our company within the meaning of the Securities Act against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Item 7.    Recent Sales of Unregistered Securities.

During the past three years, we issued securities in transactions that have not been registered under the Securities Act as set forth below. No underwriters were involved in these issuances. We believe that each such issuance was exempt from registration under the Securities Act in reliance on Regulation S or Regulation D under the Securities Act, Section 4(a)(2) of the Securities Act or Section 3(a)(9) of the Securities Act regarding transactions by an issuer not involving a public offering or involving offers and sales of securities outside the United States or transactions involving exchanges with existing security holders.

On April 28, 2011, we issued 30,650 Class B ordinary shares to certain members of our board of directors and senior management, and employees upon the exercise of warrants at a price per share of €1.23.

On February 21, 2013, we issued an aggregate of 14,208 Class B ordinary shares to certain members of our board of directors and senior management, and employees upon the exercise of warrants at a price per share of €3.92.

On October 28, 2013 we issued to a member of our senior management and his spouse 1,000 convertible bonds at an issuance price of €1,000 per bond. The bonds have a maturity of seven years, yield an annual interest of 3.7% and are convertible into ordinary shares at a conversion price of €7.86 per share.

On November 28, 2013, we issued an aggregate of 22,800 Class B ordinary shares to certain members of our board of directors and senior management, and employees upon the exercise of warrants at a price per share of €3.92.

On November 28, 2013, we issued 120,000 warrants pursuant to the 2013 Warrant Plan, 75,274 of which were effectively granted on October 15, 2013 at an exercise price per share of €7.86, 5,500 warrants were granted to certain members of our board of directors and senior management, and employees in December 2013 at an exercise price per share of €8.54 and 38,400 were granted to certain members of our board of directors and senior management, and employees in January 2014 at an exercise price per share of €8.54 per share.

On November 28, 2013, 300,000 founders shares that had previously been issued to our founder and Chief Executive Officer were converted to Class A ordinary shares.

Item 8.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit

1.1	Form of Underwriting Agreement

*3.1	Articles of Association of Materialise NV, as amended and currently in effect (English translation)

*3.2	Form of Articles of Association of Materialise NV, to be effective upon the closing of this offering (English translation)

4.1	Form of Deposit Agreement

4.2	Form of American Depositary Receipt (included in Exhibit 4.1)

*4.3	Shareholders’ Agreement, dated October 26, 2012

Certain instruments relating to long-term debt as to which the total amount of securities authorized thereunder does not exceed 10% of the total assets of Materialise NV and its subsidiaries on a consolidated basis have been omitted in accordance with Item 601(b)(4)(iii) of Regulation S-K. The Company hereby agrees to furnish a copy of any such instrument to the SEC upon request.

5.1	Opinion of Clifford Chance LLP

8.1	Opinion of Clifford Chance US LLP as to U.S. tax matters

8.2	Opinion of Clifford Chance LLP as to Belgian tax matters

*10.1	2007 Warrant Plan (English translation)

*10.2	2013 Warrant Plan (English translation)

*10.3	2014 Warrant Plan (English translation)

*10.4	Lease, dated December 18, 1998, between Ailanthus NV and Materialise NV

*10.5	Lease, dated September 30, 2002, between Ailanthus NV and Materialise NV

*21.1	Subsidiaries of Materialise NV

*23.1	Consent of BDO Bedrijfsrevisoren Burg. CVBA, independent registered public accounting firm

23.2	Consents of Clifford Chance US LLP and Clifford Chance LLP (included in Exhibits 5.1, 8.1 and 8.2)

*24.1	Powers of Attorney (included on the signature page)

*	Previously filed.

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium on the 20th day of June, 2014.

MATERIALISE NV

By:	/s/ Wilfried Vancraen
Name:	Wilfried Vancraen
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Wilfried Vancraen Wilfried Vancraen	Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2014

By:	/s/ Frederic Merckx Frederic Merckx	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 20, 2014

By:	/s/ Peter Leys Peter Leys	Executive Chairman	June 20, 2014

By:	* A Tre C CVOA, represented by Johan De Lille	Director	June 20, 2014

By:	* Marcel Demeulenaere	Director	June 20, 2014

By:	* Ailanthus NV, represented by Hilde Ingelaere	Director	June 20, 2014

By:	* Jürgen Ingels	Director	June 20, 2014

By:	* Sniper Investments NV, represented by Bart Luyten	Director	June 20, 2014

By:	* Guy Weyns	Director	June 20, 2014

*By:	/s/ Peter Leys Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the registrant’s duly authorized representative in the United States, has signed this registration statement in Plymouth, Michigan on the 20th day of June, 2014.

MATERIALISE USA, LLC

By:	/s/ Bryan L. Crutchfield
Name:	Bryan L. Crutchfield
Title:	Managing Director